EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE SIGNS FINANCING COMMITMENT FOR $200 MILLION FOR AMICAS ACQUISITION

Offer of $6.05 cash per share represents a premium of 13% to current offer for AMICAS

Milwaukee, WI, February 24, 2010 – Merge Healthcare Incorporated (NASDAQ: MRGE) today announced that it and Morgan Stanley Senior Funding, Inc. have executed a definitive commitment letter for $200 million of bridge financing to finance, in part, Merge’s proposed acquisition of AMICAS, Inc. (NASDAQ: AMCS).  Merge’s proposal to acquire AMICAS for $6.05 cash per share, or an aggregate of $248 million, represents a 13% premium to the previously-announced offer from a newly-formed affiliate of Thoma Bravo, LLC for $5.35 cash per share.

In addition to the proceeds of the Morgan Stanley financing commitment and cash already available at the two companies, Merge has also established an account with $40 million of pre-funded proceeds from its mezzanine investors.  A portion of such pre-funded proceeds will be placed in escrow pursuant to Merge’s proposed Merger Agreement with AMICAS.

Today, Merge paid a non-refundable commitment fee to Morgan Stanley for its financing commitment.  Merge has incurred several million dollars of non-refundable fees and expenses related to its proposed acquisition of AMICAS.  Merge’s Board of Directors believes that these expenditures and the cash breakup fee, which would become payable if Merge were to breach its obligations under the Merger Agreement, amply demonstrate

Merge’s enthusiasm and dedication to the successful consummation of its proposed AMICAS acquisition.

Merge looks forward to working with the AMICAS Board, subject to the provisions in the Thoma Bravo agreement, to enter into a merger agreement with AMICAS providing for a $6.05 cash per share negotiated tender offer for all AMICAS shares and a subsequent back end merger, which would close as quickly as possible thereafter.

A copy of the Morgan Stanley commitment letter is attached as Exhibit 1 and is incorporated by reference.

Merge Healthcare Incorporated develops solutions that automate healthcare data and diagnostic workflow to enable a better electronic record of the patient experience, and to enhance product development for health IT, device and pharmaceutical companies.  Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

Additional Information and Where to Find It
This press release does not constitute an offer to purchase or the solicitation of an offer to buy common stock of AMICAS, Inc. (“Amicas”).  This press release relates to a possible negotiated business combination transaction with Amicas proposed by Merge Healthcare, Inc. (“Merge”), which may become the subject of a proxy statement and/or tender offer statement on Schedule TO filed with the Securities and Exchange Commission.  This press release is not a substitute for the proxy/statement that AMICAS might file or the tender offer statement on Schedule TO that Merge might file with the SEC regarding the proposed transaction if such a negotiated transaction between AMICAS and Merge is reached or for any other document which Merge may file with the SEC.  INVESTORS AND SECURITY HOLDERS OF AMICAS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Merge at 6737 West Washington, Suite 2250 Milwaukee, WI 53214, emailing a request to jpekarek@merge.com, or by calling 414.977.4254.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.  We have used words such as “believes,” “intends,” “anticipates,” “expects” and similar expressions to identify forward-looking statements.  These statements are based on information currently available to us and are subject to a number of risks and uncertainties that may cause our actual results of operations, financial condition, cash flows, performance, business prospects and opportunities and the timing of certain events to differ materially from those expressed in, or implied by, these statements.  These risks, uncertainties and other factors include, without limitation, those matters discussed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008.  Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason.  The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K, and Item 1A, “Risk Factors” in both our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

EXHIBIT 1 / Multimedia Gallery:  http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6191619&lang=en

                                                                         Exhibit 1

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York  10036

February 20, 2010

Merge Healthcare Incorporated
6737 West Washington Street
Suite 2250
Milwaukee, Wisconsin 53214

Project Alta Vista

Commitment Letter

$200,000,000 Senior Secured Bridge Facility

Ladies and Gentlemen:

Merge Healthcare Incorporated (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you have formed a wholly-owned subsidiary (“MergerSub”) to acquire (the “Acquisition”) 100% of the outstanding capital stock of AMICAS, Inc. (the “Target”) pursuant to an agreement and plan of merger (the “Acquisition Agreement”) among you, MergerSub and the Target.  After giving effect to the Acquisition, Target will become a wholly-owned subsidiary of the Borrower.  All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition and to pay the fees and expenses incurred in connection therewith shall be $280,000,000 and shall be provided solely from:

(a)           the issuance (either by private placement or an underwritten public sale) by the Borrower of secured senior notes (the “Notes”) or, if and to the extent that the Borrower is unable to issue the Notes, the incurrence of secured senior bridge loans (the “Bridge Loans”) under a bridge facility (the “Bridge Facility”), of $200,000,000, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bridge Term Sheet”);

(b)           the issuance by private placement by the Borrower of mezzanine securities (the “Mezzanine Financing”), which may consist of unsecured subordinated debt or preferred stock, which may also have limited common equity interests or rights, in an aggregate principal or issuance amount not to exceed $50,000,000, all on terms and conditions reasonably satisfactory to the Lead Arranger (as defined below); provided that any interest or dividends payable with respect to the Mezzanine Financing shall be solely payable in kind until the Notes, the Initial Bridge Loans, the Extended Term Loans or the Exchange Notes (each as defined in the Bridge Term Sheet), as applicable, have been indefeasibly paid in full; and

(c)           cash on hand at the Borrower and the Target of at least $30,000,000.

                      The Acquisition, the Mezzanine Financing, the entering into this Commitment Letter (as defined below), the issuance of the Notes or the borrowings under the Bridge Facility and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.

1. Commitments.  The Commitment Party is pleased to commit to provide 100% of the Bridge Facility subject to and on the terms and conditions set forth herein and in the Bridge Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”) (together with the Bridge Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”).  It is agreed that MSSF shall act as sole and exclusive lead arranger, bookrunner and syndication agent for the Bridge Facility (in such capacity, the “Lead Arranger”) and as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”).  It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.  Notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility as provided below and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding of the total Bridge Facility.

You agree that the closing date of the Transactions including the concurrent closing of the Bridge Facility and, if applicable, the issuance of the Notes (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until all of the terms and conditions in this Commitment Letter (including the conditions to initial funding) have been satisfied.  The terms of this commitment are not limited to those set forth in this Commitment Letter.  Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties; provided however that the conditions to the initial funding of the Bridge Facility on the Closing Date shall be limited to those set forth herein and in the Term Sheets.  The commitment and other obligations of the Commitment Party hereunder are subject to the satisfaction of the following conditions in a manner acceptable to the Commitment Party:

(a) the negotiation, execution and delivery of definitive loan documentation for the  Bridge Facility (the “Financing Documentation”), in each case in form and substance satisfactory to the Commitment Party and its counsel, including without limitation credit agreements, security agreements, guaranties and other documentation reflecting, among other things, the terms and conditions set forth herein and in the Term Sheets provided however that the conditions to the initial funding of the Bridge Facility on the Closing Date shall be limited to those set forth herein and in the Term Sheets;

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(b) the absence of a Material Adverse Effect since December 31, 2009.  “Material Adverse Effect” shall mean any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Borrower, the Target, and their respective subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, or any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing directly or indirectly results from, arises out of, is attributable to, or related to any of the following, be deemed to constitute, or be taken into account in determining or whether there has been or will be, a Material Adverse Effect: (1) changes in either the Borrower’s or the Target’s common stock price or trading volume, in and of itself; (2) any failure by the Borrower or the Target to meet published revenue or earnings projections, in and of itself (provided, however, that the exception in this clause and in clause (1) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such changes has resulted in, or contributed to, a Material Adverse Change); (3) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Borrower or the Target relative to other companies in their industry); (4) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (5) changes in conditions in the industries in which the Borrower, the Target, and their respective subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally (to the extent such changes in each case do not disproportionately affect the Borrower or the Target relative to other companies in their industry); (6) changes in political conditions in the United States or any other country or region in the world; (7) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world; (9) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (10) compliance with the terms of, or the taking of any action required or contemplated by, the Acquisition Agreement, or the failure to take any action prohibited by the Acquisition Agreement; (11) any actions taken, or failure to take action, in each case, to which MergerSub has in writing expressly approved, consented to or requested; (12) changes in law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Borrower or the Target relative to other companies in their industry); (13) changes in GAAP or other accounting standards (or the interpretation thereof); (14) any legal proceedings made or brought by any of the current or former stockholders of either the Borrower or the Target (on their own behalf or on behalf of either the Borrower or the Target) against either the Borrower or the Target arising out of the Offer (as defined in the Acquisition Agreement), the Merger (as defined in the Acquisition Agreement) or in connection with any other transactions contemplated under the Acquisition Agreement ; and (15) any matters expressly set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement); provided, however, that for purposes of this clause (15) the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list;1

(c) subject to the Certain Funds Provisions below, the accuracy and completeness of all representations and warranties that you make to the Commitment Party and all information that you furnish to the Commitment Party in connection with the Transactions;

(d) (i) the Borrower shall have engaged one or more investment banks satisfactory to the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned) to publicly sell or privately place the Notes; (ii) the execution, delivery and compliance with the terms of that certain engagement letter (the “Engagement Letter”)  among you and such investment bank(s); and (iii) such Engagement Letter shall remain in full force and effect, unless terminated by such investment bank;

1	Subject to final review of the Acquisition Agreement and final Company Disclosure Letter.

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(e) all of the requirements referred to in the Commitment Letter under the heading “Syndication” shall have been satisfied at least 30 days prior to the Closing Date (except as set forth below in Section 2(e));

(f) prior to and until the earlier of (i) completion of the syndication of the Bridge Facility (as determined by the Commitment Party and notified in writing to you) and (ii) the Rollover Date (as defined in the Bridge Term Sheet), there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower and its subsidiaries and, to the extent prohibited under the Acquisition Agreement, the Target and its subsidiaries, being offered, placed or arranged (other than (x) the Notes, the Mezzanine Financing and up to $15,000,000 of additional unsecured indebtedness to be used solely by you to pay any fees incurred by you in connection with the termination of the Acquisition Agreement (the “Additional Indebtedness”) and (y) following the Closing Date, a debt financing the proceeds of which are applied to repay all outstanding obligations under the Bridge Facility in full; provided that the Borrower is in compliance with the terms of the Engagement Letter with respect thereto), including renewals or refinancing of any existing debt (it being understood that this condition shall survive the Closing Date as a covenant until the completion of the syndication of the Bridge Facility (as determined by the Commitment Party and notified in writing to you)); and

(g) satisfaction of the other conditions precedent set forth in the Term Sheets and all other covenants or agreements set forth in this Commitment Letter and the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Target and its subsidiaries and businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied, it being understood that (w) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings (each as defined below), to the extent any Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date but may instead be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (x) with respect to perfection of security interests in UCC Filing Collateral and IP Filings, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements and intellectual property security agreements to the collateral agent or it irrevocably authorize and to cause the applicable guarantors to irrevocably authorize the collateral agent to file necessary UCC financing statements and IP security agreements, (y) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to use commercially reasonable efforts to deliver to the collateral agent Stock Certificates (to the extent certificated) together with undated stock powers in blank and (z) except as expressly set forth in the preceding clause (i) or (ii), nothing herein shall be construed to limit the applicability of the individual conditions expressly set forth in this Commitment Letter or the Term Sheets.  For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or contracts, solvency, accuracy of information, Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the Bridge Facility as senior debt and “designated senior debt” and validity, priority and perfection of security interests (subject to the limits set forth in the preceding sentence), (2) “UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (3) “IP Filings” means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing with the U.S. Patent and Trademark Office or Copyright Office and (4) “Stock Certificates” means Collateral consisting of stock certificates (to the extent certificated) representing capital stock of the Borrower and its subsidiaries required as Collateral pursuant to the Term Sheet for which a security interest can be perfected by delivering such stock certificates.  The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”

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2. Syndication.  The Lead Arranger reserves the right, prior to or after execution of the Financing Documentation, to syndicate all or part of the Commitment Party’s commitment for the Bridge Facility to one or more financial institutions or institutional lenders in consultation with you.  Notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto, the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding of the total Bridge Facility.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that completion of such syndication is not a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arranger in achieving a syndication in respect of the Bridge Facility that is reasonably satisfactory to the Lead Arranger in consultation with you.  Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Bridge Facility between senior management and advisors of the Target and the proposed syndicate members for the Bridge Facility (such members being referred to as the “Lenders”).  The Lead Arranger will exclusively manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Bridge Facility among the Lenders.

To assist the Commitment Party in its syndication efforts, you hereby covenant and agree:

(a) to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the other syndicate members upon request with all information reasonably requested by the Lead Arranger on behalf or at the direction of any syndicate member, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

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(b) to prepare one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arranger, to be used in connection with the syndication of the Bridge Facility;

(c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d) to obtain at least 5 business days prior to the Closing Date corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for the Bridge Facility and the Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); and

(e) to otherwise assist the Lead Arranger in its syndication efforts, including by making available your senior management, representatives and advisors, and, using your commercially reasonable efforts to cause the Target to make available its senior management, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower and the Target at one or more meetings of Lenders.

3. Information.  You represent and warrant that (a) all information (other than the Projections referred to below) that has been or will hereafter be made available by or on behalf of you, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized).  You agree that, if at any time prior to the Closing Date any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time.  You also agree to promptly advise the Lead Arranger, the Commitment Party and the Lenders of all developments materially and adversely affecting the Borrower, the Target, any of their respective subsidiaries or affiliates or the Transactions.  You agree that, in issuing the commitments hereunder and in arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

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You agree that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  You further agree to assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree that each document to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of the Bridge Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Bridge Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility.

4. Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel, regardless of whether any of the Transactions is consummated.  You further agree to pay all out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  Once paid, such fees shall not be refundable under any circumstances.  The terms of the Fee Letter are an integral part of the Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Party’s commitment hereunder.

5. Indemnity.  You agree to indemnify and hold harmless each of the Lead Arranger, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Bridge Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions or the other transactions contemplated thereby, except, in either case, to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

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You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6. Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons.  This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors and the directors, officers and advisors of the Target, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions; provided that only a redacted version of the Fee Letter removing all proprietary information may be disclosed to directors, officers and advisors of the Target and (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law.

7. Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its and your subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law etc.  THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute.  You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of the Lead Arranger or Administrative Agent or the Commitment Party to serve legal process in any other manner permitted by law or affect the Lead Arranger’s or Administrative Agent’s or the Commitment Party’s right to bring any suit, action or proceeding against the Borrower or its respective subsidiaries or its or their property in the courts of other jurisdictions.

8

9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of the Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours.  You agree that the Lead Arranger, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent and the Commitment Party on the one hand and Target or the Borrower, or their respective management, stockholders or affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of the Borrower, your management, stockholders, creditors or any other person, (iii) the Lead Arranger, the Administrative Agent and the Commitment Party have not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising he Borrower on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Borrower has consulted its own legal and financial advisors to the extent you deemed appropriate.

9

You further acknowledge and agree that your respective subsidiaries are responsible for making  their own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice.  You and your respective subsidiaries agree that you or they will not claim that the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you or your respective subsidiaries, in connection with the Transactions or the process leading thereto.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion.  You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates; provided that the Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding of the Bridge Facility.  You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.  We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with (a) the Mutual Confidentiality Agreement, dated as of February 2, 2010, between you and Morgan Stanley & Co. Incorporated and (b) customary banking industry practices.

10. Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on February 26, 2010.  Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) August 2, 2010, if the Financing Documentation shall not have been executed and delivered by all such parties thereto; and (iii) the date of termination or abandonment of the Acquisition Agreement.  In addition, the Commitment Party’s commitment hereunder to provide the Bridge Facility will terminate upon the issuance of all the Notes.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Bridge Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

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Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Section 1 (clause (g) only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

[Remainder of page intentionally left blank]

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:          __________________________________
Name:
Title:    Authorized Signatory

Agreed to and accepted as of

the date first written above:

MERGE HEALTHCARE INCORPORATED

By:          _______________________________
Name:
Title:

12

EXHIBIT A

$200,000,000 SENIOR SECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Merge Healthcare Incorporated (the “Borrower”).

Lead Arranger;
Sole Bookrunner and
Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF,” the “Lead Arranger” or the “Administrative Agent”).

Collateral Agent:	Morgan Stanley & Co. Incorporated.

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Ranking:	The Bridge Loans will rank senior to all subordinated indebtedness of the Borrower, including the Mezzanine Financing, and will rank pari passu to all senior debt of the Borrower.

Guarantors:
The Bridge Facility will be guaranteed on a senior secured basis by each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries (collectively, the “Guarantors”).  The guarantees will rank senior to all subordinated indebtedness of a Guarantor, including the Mezzanine Financing (if applicable), and will rank pari passu to all other senior indebtedness of such Guarantor.

Bridge Facility:	A $200,000,000 senior secured increasing rate bridge facility (the “Bridge Facility”).

Purpose and Availability:
Upon satisfaction or waiver of the conditions precedent to drawing specified in the Commitment Letter and the Term Sheets, and compliance with the provisions under “Securities Demand” in the Fee Letter, the full amount of the Bridge Facility will be available in a single borrowing on the Closing Date and shall be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses in connection with the Transactions. The loans made under the Bridge Facility on the Closing Date are herein referred to as the “Initial Bridge Loans.”  Once repaid, no amount of Initial Bridge Loans may be reborrowed.

Security:
Subject to the Certain Funds Provisions, the Bridge Facility will be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

A-1

(a)
All equity interests of (or other ownership interests in), and intercompany debt of each of the Borrower’s direct and indirect subsidiaries, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences;

(b)
All present and future tangible and intangible assets of the Borrower and the Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned and leased real property, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located; and

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon.  Assets may be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Conversion to Extended
Term Loans:
If any Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Rollover Date”), whether or not a Demand Failure Date (as defined in the Fee Letter) has occurred, subject to payment of the Conversion Fee (as defined in the Fee Letter) and unless (i) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (ii) there exists a matured default with respect to the Initial Bridge Loans or (iii) there exists a default in the payment when due at final maturity of any indebtedness in excess of an amount to be agreed of the Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Initial Bridge Loans shall automatically be converted into term loans (each, an “Extended Term Loan” and, together with the Initial Bridge Loans, the “Loans”) maturing on the fifth anniversary of the Closing Date (the “Final Maturity Date”), subject to the Lenders’ rights to convert Initial Bridge Loans into Exchange Notes as set forth below.  Any Initial Bridge Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date.

A-2

Exchange into Exchange
Notes:
Each Lender of an Initial Bridge Loan or Extended Term Loan that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex I) will have the option, at any time on or after the Rollover Date or the occurrence of a Demand Failure Date (as defined in the Fee Letter), to receive notes (the “Exchange Notes”) in exchange for such Initial Bridge Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I.  In connection with each such exchange, or at any time prior thereto if requested by any Lender that is a Lender as of the Closing Date (each, an “Initial Lender”), the Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as such Initial Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Lender and such certificates as the Initial Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rate:
Prior to the earlier of the Rollover Date and the occurrence of a Demand Failure Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the greatest of (x) 13% plus a spread (the “Spread”), (y) the three-month London Interbank Offered Rate (“LIBOR”) as determined by the Bridge Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus the Spread and (z) the yield on the U.S. Treasury security with a maturity closest to the Final Maturity Date plus the Spread.  The Spread will initially be, with respect to clause (x), 0 basis points; with respect to clause (y), 1,100 basis points; and with respect to clause (z), 1,067 basis points.  If the Initial Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter (but, in any event, not on the Rollover Date); provided that the per annum interest rate shall not exceed the Total Cap (as defined in the Fee Letter).  LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 2.00% per annum.

Interest on the Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Rollover Date and upon the occurrence of the Demand Failure Date.  Interest on the Initial Bridge Loans shall not exceed the Total Cap; provided that the Total Cap for the Initial Bridge Loans and the Exchange Notes shall each be increased by 50 basis points if the Bridge Facility or the Notes are not rated at least B2 (stable or positive outlook) by Moody’s and B (stable or positive outlook) by S&P.

Extended Term Loans will accrue interest at the Total Cap.

Following the occurrence and continuance of a Demand Failure Date, the Initial Bridge Loans and Extended Term Loans will accrue interest at the Total Cap plus 200 basis points and such interest shall be payable semi-annually in arrears.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:
Upon the occurrence and during the continuance of an event of default, interest will accrue on the amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand; provided that after the Rollover Date, the Initial Bridge Loans (i.e., if the conditions to conversion into Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Total Cap.

Mandatory Prepayment:
The Borrower will be required, prior to a Demand Failure Date, to prepay Initial Bridge Loans, and on or after a Demand Failure Date, offer to prepay Initial Bridge Loans and Extended Term Loans, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of assets of the Borrower or any of its subsidiaries after the Closing Date, other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower business within 12 months of such disposition, (b) 100% of all casualty and condemnation proceeds received by he Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than the Mezzanine Financing and other exceptions to be agreed and (d) 100% of the net proceeds received from the issuance of equity by, or equity contributions to, the Borrower after the Closing Date, subject to exceptions to be agreed upon.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a mutually acceptable manner), the Borrower will be required, prior to a Demand Failure Date, to prepay Initial Bridge Loans, and on or after a Demand Failure Date, offer to prepay Initial Bridge Loans and Extended Term Loans, on a pro rata basis, at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

Optional Prepayments:
Prior to the issuance of a Securities Demand (as defined in the Fee Letter), the Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Until the third anniversary of the Closing Date, prepayment of Extended Term Loans and, following the issuance of a Securities Demand, the Initial Bridge Loans will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points.  Thereafter, Extended Term Loans will be prepayable at the option of the Borrower at a premium equal to 50% of the coupon on the Extended Term Loans, declining ratably to par.

In addition, Extended Term Loans and, following the issuance of a Securities Demand, Initial Bridge Loans will be prepayable at the option of the Borrower prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Borrower at a premium equal to the coupon on Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of Initial Bridge Loans and Extended Term Loans originally made shall remain outstanding.

Conditions Precedent to
Funding:
Subject to the Certain Funds Provisions, conditions precedent to borrowing under the Bridge Facility shall be as set forth in the Commitment Letter and in Exhibit B to the Commitment Letter and (a) delivery to the Administrative Agent of a notice of borrowing; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowing; and (d) there being no legal bar to the Lenders making the loan or issuance.

Representations and Warranties:
Subject to the Certain Funds Provisions, representations and warranties applicable to the Borrower and its subsidiaries customary and usual for financings of this kind and otherwise reasonably deemed necessary or appropriate by MSSF, including, without limitation: corporate existence; corporate power and authority; non-contravention and enforceability of the Financing Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure, absence of undisclosed liabilities; consents; ownership of property; no liens; absence of burdensome restrictions; intellectual property; Patriot Act and anti-terrorism law compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency; payment of taxes and other obligations; no default or event of default; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:
Affirmative covenants customary and usual for financings of this kind and otherwise reasonably deemed necessary or appropriate by MSSF, applicable to the Borrower and its subsidiaries, including without limitation (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation): delivery of certified quarterly and audited annual financial statements, accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; performance of material contracts; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to maintain the Ratings (but not to maintain a specific rating); in each case on terms satisfactory to the Lenders, as well as compliance with the obligation to cause the Take-out Financing (as defined in the Fee Letter) to be consummated and to pay the Conversion Fee on the Rollover Date.

Negative Covenants:
Negative covenants customary and usual for financings of this kind and otherwise deemed necessary or appropriate by MSSF, applicable to the Borrower and its subsidiaries, including without limitation (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation):

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guaranties and other contingent obligations, and including the subordination of all intercompany indebtedness on terms satisfactory to the Lenders) and any prepayment, redemption or repurchase of such debt.

4. Limitations on mergers, consolidations and acquisitions.

5. Limitations on sales, transfers and other dispositions of assets.

6. Limitations on loans and other investments.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on creating new subsidiaries or becoming a general partner in any partnership.

9. Limitations on capital expenditures.

10. Limitations on restrictions affecting subsidiaries.

11. Limitations on transactions with affiliates.

12. Limitations on issuances of capital stock.

13. No change in (i) the nature of their business, (ii) accounting policies or independent accountants unless “big four” or otherwise approved by the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) or (iii) fiscal year.

14. No modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries) in a manner materially adverse to the Lenders.

15. Limitation on the prepayment of subordinated debt and modification or waiver of material debt documents.

Events of Default:
Events of default customary and usual for financings of this kind, including the following (subject to thresholds and/or grace periods to be negotiated and reflected in the Financing Documentation): failure to pay principal when due or interest or other amounts after the same becomes due; breach of representations, warranties or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Financing Documentation, Collateral, guarantees or subordination provisions (of subordinated debt); standard ERISA defaults and failure to comply with any Securities Demand requirements as set forth in the Fee Letter.

Expenses and Indemnity:
The Borrower shall pay or reimburse all reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Bridge Facility and with the preparation, negotiation, execution and delivery of the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable out-of-pocket fees and disbursements of counsel.  You further agree to pay all out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Financing Documentation.

The Borrower will indemnify the Lenders, the Commitment Party, the Lead Arranger, the Administrative Agent, the Collateral Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily from the gross negligence, bad faith or willful misconduct of such person.

Waivers and Amendments:
Amendments and waivers of the provisions of the Financing Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans under the Bridge Facility; provided that (a) the consent of each affected Lender shall be required with respect to (i) reductions of principal, interest or fees; (ii) extensions of the final maturity date and (iii) releases of all or substantially all of the Collateral or the guarantees; and (b) the consent of all of the Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) modifications to the pro rata provisions.

Assignments and Participations:
Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility.  Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Administrative Agent.  In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

If an Initial Lender makes an assignment of Initial Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Initial Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Initial Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Initial Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which such Initial Lender assigned such Initial Bridge Loans but in any event may not be greater than par) at which the holder of such Initial Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay such Initial Lender the difference between par and the Agreed Price.  Such payments by the Borrower shall be in full satisfaction of such Initial Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering.  For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Yield Protection, Taxes and
Other Deductions:
The Financing Documentation will contain customary provisions for facilities of this kind including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income and franchise taxes in the jurisdiction of a Lender’s applicable lending office). Customary mitigation and “yank-a-bank” rights to be included in Financing Documentation.

Governing Law:
The State of New York.  Each party to the Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger
and Administrative Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX I

EXCHANGE NOTES

SUMMARY OF TERMS AND CONDITIONS

Issuer:
The Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Indenture”).  The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Bridge Loans.

Collateral:	Same as Bridge Loans.

Principal Amount:
The Exchange Notes will be available only in exchange for (i) the Initial Bridge Loans on the earlier of (x) the Rollover Date and (y) the occurrence of a Demand Failure Date or (ii) the Extended Term Loans at any time.  The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Bridge Loans or the Extended Term Loans for which it is exchanged.

Maturity:	The Exchange Notes will mature on the Final Maturity Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Total Cap and will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:
In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Initial Bridge Loans.

Mandatory Offer to Purchase:
The Issuer will be required to offer to purchase the Exchange Notes upon a change of control (to be defined in a mutually acceptable manner) at 101% of the principal amount thereof plus accrued interest to the date of purchase. The Issuer will also be required to offer to purchase Exchange Notes with the proceeds of certain asset sales at 100% of the principal amount thereof plus accrued interest to be date of purchase.

Optional Redemption:
Until the third anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points.  Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par.

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

•	within 60 days after the Rollover Date, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;
•	use its reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) within 150 days after the Rollover Date;
•	complete the exchange offer within 180 days after the Rollover Date; and
•	file a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If the Issuer does not comply with these obligations (a “Bridge Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Bridge Registration Default in an amount equal to 0.50% per annum on the principal amount of Exchange Notes held by such holder.  The amount of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Bridge Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Bridge Registration Defaults of 1.50% per annum.

In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:
Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting.  “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:	Those typical for an indenture governing a secured high yield note issue of a new issuer at the time based on the then prevailing market.

Events of Default:	Those typical for an indenture governing a secured high yield note issue of a new issuer at the time based on the then prevailing market.

Governing Law:
The State of New York.  Each party to the Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

EXHIBIT B

CONDITIONS PRECEDENT

$200,000,000 MILLION SENIOR SECURED BRIDGE FACILITY2

The commitments of the Lenders in respect of the Bridge Facility and the closing and the initial extension of credit thereunder will be subject to satisfaction of the conditions set forth in the Commitment Letter, the Bridge Term Sheet and those set forth below:

(a) Consummation of the Acquisition.  The Lead Arranger shall have reviewed, and be satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Acquisition Agreement (collectively, the “Acquisition Documents”), and the Transactions. The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Bridge Facility in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) unless consented to by the Lead Arranger (which consent shall not be unreasonably withheld, delayed or conditioned).  Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than the Bridge Facility, the Notes and the Mezzanine Financing (and the Administrative Agent shall have received satisfactory evidence thereof) and all commitments with respect to the Additional Indebtedness shall have been terminated.

(b) Mezzanine Financing.  The Borrower shall have received at least $40,000,000 of net cash proceeds of the Mezzanine Financing.  The terms and documentation of the Mezzanine Financing shall be satisfactory to the Lead Arranger (it being understood that the Lead Arranger is satisfied with the terms and conditions of the Mezzanine Financing documents (the “Mezzanine Financing Documentation”) received by the Lead Arranger on February 17, 2010).  The Mezzanine Financing Documentation shall not have been amended, modified or waived, or any consent given thereunder, in a material respect that is adverse to the Lead Arranger or the Lenders without the consent of the Lead Arranger (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Consents/Compliance with Laws.  The Borrower and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable U.S., foreign, federal, state and local laws and regulations.  All necessary governmental and third party consents and approvals necessary in connection with the Transactions shall have been obtained and be effective and all applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

2	Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

(d) Fees and Expenses.  The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter.  All accrued reasonable out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid.

(e) Financial Statements; Pro Formas.  The Lead Arranger shall have received (i) as soon as available and in any event not later than 90 days after the end of each fiscal year, U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for each of the last three fiscal years ended more than 90 days prior to the Closing Date (the “Audited Financial Statements”), (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2010 fiscal year, unaudited consolidated balance sheets and related statements of income and cash flows of each of Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2010 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) to the extent prepared by the Target or the Borrower, as soon as available and in any event within 30 days after the end of each fiscal month of the 2010 fiscal year, unaudited consolidated and consolidating balance sheets and related statements of income of each of the Borrower and the Target for such fiscal month, (iv) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last fiscal year covered by the Audited Financial Statements and for the latest twelve-month period ended with the latest period covered by the Unaudited Financial Statements required by clause (ii), promptly after the historical financial statements for such periods are available, in each case after giving effect to the Transactions and (v) forecasts of the financial performance of the Borrower and its subsidiaries, on a quarterly basis for the first year and annually thereafter, through the Final Maturity Date.  The financial statements referred to in clauses (i), (ii) and (iii) shall be prepared in accordance with accounting principles generally accepted in the United States and shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lead Arranger  The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

(f) Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(g) Miscellaneous Closing Conditions.  The Lenders under the Bridge Facility shall have received satisfactory opinions of counsel for the Borrower and the Guarantors and of local counsel, as the case may be, and such opinions, corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower in form and substance satisfactory to the Lead Arranger, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Borrower and each of the Guarantors on an individual basis after giving effect to the Transactions), in each case in form and substance satisfactory to the Lead Arranger.

(h) Collateral.  (i) The Collateral Agent shall have a perfected, first priority security interest in and lien on all assets as set forth in the Bridge Term Sheet under the heading “Collateral”, (ii) all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made, and (iii) all filings and recording fees and taxes shall have been duly paid.  The Lead Arranger shall have received satisfactory title insurance policies (including such endorsements as the Lead Arranger may require), current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy, landlord waivers and access agreements, legal opinions and other customary documentation required by the Lead Arranger with respect to all real property of the Borrower and its subsidiaries subject to mortgages.  The Lead Arranger have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search results shall reveal no liens on any assets of the Borrower and its subsidiaries except for customary permitted liens and liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lead Arranger.  The Lead Arranger shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its subsidiaries, and the Collateral Agent shall have received endorsements naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.  This clause (h) shall be subject to the terms of the Certain Funds Provisions.

(i) Offering Memorandum.  The Borrower shall have engaged the investment banks referred to in the Fee Letter (the “Investment Banks”) to place the securities referred to therein.  The Lead Arranger shall be satisfied that Borrower has  complied in all material respects with its obligations set forth in the Fee Letter under the heading “Securities Demand.”  Without limitation of the foregoing, the Borrower shall have (i) as soon as practicable, and in no event 20 calendar days prior to the Closing Date, prepared and delivered to the Lead Arranger one or more preliminary prospectuses, offering memoranda or private placement memoranda (all as determined by, and in a form satisfactory to, the Investment Bank but in any event including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act) relating to any such Take-out Financing, and thereafter prepare supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (promptly upon request by, and in a form satisfactory to, the Investment Bank) (collectively, the “Offering Document”), (ii) caused the independent registered public accountants of the Target to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document, (iii) caused the senior management and other representatives of the Target to provide access in connection with due diligence investigations and to participate in a customary high yield “road show,” for a consecutive 20 calendar-day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) and ending on the third business day prior to the Closing Date, and (iv) obtained the Ratings at least 5 business days prior to the Closing Date.  If any Securities Demand (as defined in the Fee Letter) is issued for the consummation of any Take-out Financing (including by MSSF or any of its affiliates as principal) on or prior to the Closing Date, any such Take-out Financing shall have been consummated.  To the extent any Take-out Financing is not consummated on or prior to the Closing Date, this condition shall continue as a covenant following the Closing Date (with the references to specific dates and periods being disregarded).